EXHIBIT 10.3

                       CHANGE IN CONTROL AGREEMENT


THIS AGREEMENT ("Agreement") is made and entered into as of this ___ day of ___________, 1998 (the "Effective Date"), by and among Trion, Inc., a Pennsylvania corporation (hereinafter referred to as the "Company"), and Calvin J. Monsma (the "Employee").

	                     W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the "Board") has approved the Company entering into agreements with certain key executives of the Company providing for certain severance protection following a Change in Control (as hereinafter defined);

WHEREAS, the Employee is a key executive of the Company;

WHEREAS, the Board of the Company believes that, should the possibility of a Change in Control arise, it is imperative that the Company be able to receive and rely upon the Employee's advice, if requested, as to the best interests of the Company and its shareholders without concern that he might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control; and

WHEREAS, in addition to the Employee's regular duties, he may be called upon to assist in the assessment of a possible Change in Control, advise management and the Board of the Company as to whether such Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board determines to be appropriate;

NOW THEREFORE, to assure the Company that it will have the continued dedication of the Employee and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control, and to induce the Employee to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Employee, intending to be legally bound, agree as follows:

                        Article 1. Definitions

Whenever used in this Agreement, the following terms shall have the meanings set forth below when the initial letter of the word is capitalized:

(a)	"Base Salary" shall mean the salary of record paid by the Company to the
Employee as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

(b)	"Beneficiary" shall mean the persons or entities designated or deemed designated by the Employee pursuant to Section 6.2 herein.

(c) "Cause" shall mean conviction of the Employee of (or a plea of no contest with respect to) a felony or a misdemeanor involving moral turpitude or a determination by the Board that the Employee has engaged in serious misconduct (such as dishonesty, insubordination, willful failure to perform a material or significant portion of his duties or other act or omission materially detrimental to the business or reputation of the Company or materially damaging to the relationships of the Company with its customers, suppliers or employees).

(d)	A "Change in Control" shall mean, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

(i)	The acquisition in one or more transactions, other than from the
Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of either (i) 30% or more of the outstanding Common Stock of the Company (the "Outstanding Common Stock") or 30% or more of the Company Voting Securities; provided, however, that the following shall not constitute a Change in Control: any acquisition by (1) the Company or any of its subsidiaries, any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or
(2) any corporation with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Common Stock and Company Voting Securities, as the case may be; or

(ii)	Individuals who constitute the Board as of the date of this Agreement
(the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election or nomination for election by the Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (unless such nomination or election (a) was at the request of an unrelated third party who has taken steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in connection with or in anticipation of the Change in Control) shall be considered as though such individual were a member of the Incumbent Board; or

(iii)	Approval by the shareholders of the Company of a reorganization, merger or consolidation, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and Company Voting Securities immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the Outstanding Common Stock and Company Voting Securities immediately prior to such reorganization, merger or consolidation, as the case may be; or

(iv)	Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) a sale or other disposition of 60% or more by value of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

(e)	"Company Voting Securities" shall mean the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of directors for the Board.

(f)	"Effective Date of Termination" shall mean the date on which the
Employee's employment terminates in a circumstance in which Section 2.1 provides for Severance Benefits (as defined in Section 2.1).

(g)	"Termination Without Cause" shall mean a discharge by the Company of the
Employee from his employment without Cause.

(h)	"Resignation With Good Reason" shall mean any termination by the
Employee of the Employee's employment within one (1) year after the occurrence of any of the following:

(i) A substantial reduction in the base salary, benefits or perquisites provided the Employee;

(ii) A relocation of the Employee's principal place of business to a location which is more than 50 miles from its current location;

(iii) The assignment to the Employee of any duties inconsistent in any respect with the Employee's current position with the Company (including status, offices, titles and reporting requirements), or any action by the Company which results in diminution in such positions, or the Employee's current authority, duties or responsibilities, but excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company, promptly after receipt of written notice thereof given by the Employee in accordance with this Agreement; or

(iv) Any failure by the Company to comply with and satisfy Article 4 of this Agreement.

                      Article 2.  Severance Benefits

2.1. Right to Severance Benefits. The Employee shall be entitled to receive from the Company the severance benefits as described in Section 2.2 ("Severance Benefits") if a Change in Control shall occur and within two years after the Change in Control there shall occur a Termination Without Cause or a Resignation With Good Reason.

2.2. Severance Benefits. In the event that the Employee becomes entitled to receive Severance Benefits, as provided in Section 2.1, the Company shall provide the Employee with total Severance Benefits as follows (but subject to Sections 2.5 and 2.6):

(a)	The Employee shall receive a single lump sum payment within thirty (30)
days of the Effective Date of Termination in an amount equal to sum of (i) the product of two (2) times the sum of (A) the highest Base Salary during the term of this Agreement and (B) the full "Target Award" fixed for the Employee under the Company's incentive bonus program for the then current fiscal year,
(ii) an amount equal to the full "Target Award" fixed for the Employee under the Company's incentive bonus program for the then current fiscal year multiplied by a fraction, the numerator of which is the number of days in the then current fiscal year through the Effective Date of Termination and the denominator of which is 365 and (iii) an amount equal to the sum of (A) the maximum contributions that could have been made by the Company on the Employee's behalf to all defined contribution plans of the Company (assuming that the Employee had made the maximum allowable contributions to such plans) and (B) the present value of the benefits that the Employee could have accrued under all defined benefit plans of the Company, had the Employee continued to participate in such plans for the three (3)-year period following the Effective Date of Termination.

(b)	The Employee shall receive an amount, paid within thirty (30) days of the Effective Date of Termination, equal to the sum of (A) the Employee's Base Salary through the Effective Date of Termination to the extent not theretofore paid, (B) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by the Employee as of the Effective Date of Termination to the extent not theretofore paid and (C) any vacation pay, expense reimbursements and other cash entitlements accrued by the Employee as of the Effective Date of Termination to the extent not theretofore paid.

(c)	For a period of two (2) years, the Company shall arrange to provide the
Employee, at the Company's cost, with life, disability and health-and-accident insurance coverage providing substantially similar benefits to those which the Employee was receiving immediately prior to the Effective Date of Termination, to the extent the Company continues to maintain benefit plans providing for such benefits for executives generally; provided, however, that the Company may cease providing such benefits at such time as the Employee is provided with substantially equivalent benefits by another employer.

2.3. Termination for any other Reason. If the Employee's employment with the Company is terminated under any circumstances other than those set forth in
Section 2.1, including without limitation by reason of retirement, death, disability, discharge for Cause or resignation other than a Resignation With Good Reason, or any termination for any reason that occurs prior to a Change in Control or after two years following a Change in Control, the Employee shall have no right to receive the Severance Benefits under this Agreement or to receive any payments in respect of this Agreement. In such event Employee's benefits, if any, in respect of such termination shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable plans, programs, policies and practices then in effect. Anything in this Agreement to the contrary notwithstanding, if the Employee's employment with the Company is terminated prior to the date on which a Change in Control occurs either (i) by the Company other than for Cause or (ii) by the Employee for Good Reason, and it is reasonably demonstrated that termination of employment (a) was at the request of an unrelated third party who has taken steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement the termination shall be deemed to have occurred upon a Change in Control and the Employee will be entitled to Severance Benefits as provided in Section 2.2 hereof.

2.4. Notice of Termination. Any termination by the Company for Cause or by the Employee for Good Reason shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

2.5. Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all Federal, state, local, or other taxes as legally shall be required to be withheld.

2.6. Certain Limitations on Payments by the Company. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if tax counsel selected by the Company and acceptable to the Employee determines that any portion of any payment under this Agreement would constitute an "excess parachute payment," then the payments to be made to the Employee under this Agreement shall be reduced (but not below zero) such that the value of the aggregate payments that the Employee is entitled to receive under this Agreement and any other agreement or plan or program of the Company shall be one dollar ($1) less than the maximum amount of payments which the Employee may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code; provided, however, that the foregoing limitation shall not apply in the event that such tax counsel determines that the benefits to the Employee under this Agreement on an after-tax basis (i.e., after federal, state and local income and excise taxes) if such limitation is not applied would exceed the after-tax benefits to the Employee if such limitation is applied.

         Article 3.  Unconditional Obligations; Dispute Resolution.

The Company's obligation to make the payments provided for under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others.
Any controversy or claim arising out of or relating to this Agreement or the breach thereof (including the arbitrability of any controversy or claim), shall be settled by arbitration in accordance with the internal laws of the State of North Carolina by three arbitrators, one of whom shall be appointed by the Board, one by the Employee and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Article 3. The cost of any arbitration proceeding hereunder shall be borne equally by the Company and the Employee. The award of the arbitrators shall be binding upon the parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

Article 4.  Binding Effect; Successors

This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

Article 5.  Term of Agreement

The term of this Agreement shall commence on the Effective Date and shall continue in effect for three (3) full years. However, in the event a Change in Control occurs during the term, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Employee or other party entitled thereto. The term of this Agreement may be extended by written agreement of the parties.

Article 6.  Miscellaneous

6.1. Employment Status. Neither this Agreement nor any provision hereof shall be deemed to create or center upon the Employee any right to be retained in the employ of the Company or any subsidiary or other affiliate thereof.

6.2. Beneficiaries. The Employee may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Employee under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board of Directors of the Company. The Employee may make or change such designation at any time.

6.3. Entire Agreement. This Agreement contains the entire understanding of the Company and the Employee with respect to the subject matter hereof. The payments provided for under this Agreement in the event of the Employee's termination of employment shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company to which he might otherwise be entitled.

6.4. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

6.5. Notices. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first-class certified mail, return receipt requested, postage prepaid, to the other party, addressed as follows:

(a)	if to the Company:

	Trion, Inc.
	101 McNeill Road
	Sanford, North Carolina  27331-0760


(b)	if to Employee, to him at the address set forth at the end of this
Agreement. Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

6.6. Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

6.7. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

6.8. Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Employee and on behalf of the Company.

6.9. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of North Carolina, other than the conflict of law provisions thereof, shall be the controlling law in all matters relating to this Agreement.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

TRION, INC.


By:

Title:

EMPLOYEE


Name:	Calvin J. Monsma
Address: 1717 Windmill Drive
         Sanford, NC  27330









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